As filed with the Securities and Exchange Commission on March 28, 2014

Registration No. 333-192610

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Bluerock Residential Growth REIT, Inc.

(Exact name of registrant as specified in its charter)

712 Fifth Avenue

9th Floor
New York, New York 10019
(212) 843-1601

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

R. Ramin Kamfar
Bluerock Residential Growth REIT, Inc.
712 Fifth Avenue

9th Floor
New York, New York 10019
(877) 826-2583

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Richard P. Cunningham, Jr., Esq. Kathryn A. Lawrence, Esq. Kaplan Voekler Cunningham & Frank, PLC 1401 East Cary Street Richmond, Virginia 23229 Telephone: (804) 823-4000 Facsimile: (804) 823-4099	Lori B. Morgan, Esq. Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, TN 37201 Telephone: (615) 742-6280 Facsimile: (615) 742-2780

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration Statement No. 333-192610

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (No. 333-192610) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

               (b) The following exhibits are filed as part of this registration statement:

Exhibit Number	Exhibit

5.1	Opinion of Venable LLP as to the legality of the securities being registered
23.1	Consent of Venable LLP (included in Exhibit 5.1)

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of March, 2014.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

/s/ R. Ramin Kamfar
By:	R. Ramin Kamfar,
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Form S-11 registration statement has been signed by the following persons in the following capacities on March 28, 2014.

	Signature	Title	Date

	/s/ R. Ramin Kamfar	Chief Executive Officer, President and Chairman of the Board of Directors	March 28, 2014
	R. Ramin Kamfar	(Principal Executive Officer)

	/s/ Christopher J. Vohs	Chief Accounting Officer and Treasurer	March 28, 2014
	Christopher J. Vohs	(Principal Financial Officer and Principal Accounting Officer)

	*	Director	March 28, 2014
James G. Babb, III

	*	Director	March 28, 2014
Brian D. Bailey

	*	Director	March 28, 2014
I. Bobby Majumder

	*	Director	March 28, 2014
Romano Tio

*By:	/s/ R. Ramin Kamfar
/s/ R. Ramin Kamfar
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of Venable LLP as to the legality of the securities being registered
23.1	Consent of Venable LLP (included in Exhibit 5.1)